                                                                    Exhibit 4.1
                                                                  EXECUTION COPY


                               SLEEPMASTER L.L.C.

              UNSECURED SENIOR NOTE AND WARRANT PURCHASE AGREEMENT


                            DATED AS OF MAY 15, 2001

                                TABLE OF CONTENTS

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
ARTICLE I DEFINITIONS...........................................................................................................1

           1.1       Definitions; Interpretation................................................................................1

ARTICLE II ISSUANCE AND SALE OF THE SECURITIES.................................................................................13

           2.1       Authorization of the Unsecured Note and Warrant...........................................................13
           2.2       Issuance, Sale and Delivery of the Securities on the Closing Date.........................................13

ARTICLE III CLOSING............................................................................................................13

           3.1       Closing...................................................................................................13
           3.2       Payment for and Delivery of Unsecured Note and Warrant....................................................13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY..........................................................14

           4.1       Organization and Good Standing............................................................................14
           4.2       Authorization and Power...................................................................................14
           4.3       No Conflicts or Consents..................................................................................14
           4.4       Enforceable Obligations...................................................................................15
           4.5       No Event of Default.......................................................................................15
           4.6       Use of Proceeds; Margin Stock.............................................................................15
           4.7       No Financing of Regulated Corporate Takeovers.............................................................15
           4.8       Compliance with Law.......................................................................................15
           4.9       Capital Structure and Subsidiaries........................................................................15
           4.10      Investment Company Act....................................................................................16
           4.11      Public Utility Holding Company Act........................................................................16
           4.12      Financial Condition.......................................................................................16
           4.13      Senior Debt Documents.....................................................................................16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.....................................................................16

           5.1       Authorization and Enforceability..........................................................................16
           5.2       Government Approvals......................................................................................17
           5.3       Investment Intent of Purchaser............................................................................17
           5.4       Status of Securities......................................................................................17
           5.5       Sophistication and Financial Condition of Purchaser.......................................................17

ARTICLE VI CONDITIONS PRECEDENT................................................................................................17

           6.1       Conditions Precedent for the Purchaser....................................................................17
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
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           6.2       Closing Deliveries to the Company.........................................................................19
           6.3       Conditions Precedent for the Company and Holdings.........................................................19

ARTICLE VII COVENANTS OF THE COMPANY AND HOLDINGS..............................................................................20

           7.1       Affirmative Covenants.....................................................................................20
           7.2       Negative Covenants........................................................................................23
           7.3       Information Rights........................................................................................23
           7.4       Reservation of Common Stock...............................................................................26
           7.5       Use of Proceeds...........................................................................................26
           7.6       Best Efforts; Further Assurances..........................................................................26

ARTICLE VIII SURVIVAL..........................................................................................................27

           8.1       Survival..................................................................................................27

ARTICLE IX INDEMNIFICATION.....................................................................................................27

           9.1       Indemnification...........................................................................................27
           9.2       Notice and Defense of Claims..............................................................................28

ARTICLE X EVENTS OF DEFAULT....................................................................................................28

           10.1      Events of Default.........................................................................................28
           10.2      Remedies on Default.......................................................................................30

ARTICLE XI GENERAL PROVISIONS..................................................................................................31

           11.1      Successors and Assigns....................................................................................31
           11.2      Entire Agreement..........................................................................................31
           11.3      Notices...................................................................................................31
           11.4      Purchaser Fees and Expenses...............................................................................32
           11.5      Amendment and Waiver......................................................................................33
           11.6      Consents..................................................................................................33
           11.7      Counterparts..............................................................................................34
           11.8      Headings..................................................................................................34
           11.9      Specific Performance......................................................................................34
           11.10     Remedies Cumulative.......................................................................................34
           11.11     GOVERNING LAW.............................................................................................34
           11.12     WAIVER OF RIGHT TO JURY TRIAL.............................................................................34
           11.13     No Third Party Beneficiaries..............................................................................35
           11.14     Severability..............................................................................................35


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
                         LIST OF SCHEDULES AND EXHIBITS

Schedule 4.9  -  Capitalization, Subsidiaries

Exhibit A     -  Form of Unsecured Note

Exhibit B     -  Form of Warrant

Exhibit C     -  Registration Rights Joinder

Exhibit D     -  Securityholders Joinder


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
                              UNSECURED SENIOR NOTE
                         AND WARRANT PURCHASE AGREEMENT

                  UNSECURED SENIOR NOTE AND WARRANT PURCHASE AGREEMENT (this "Agreement"), dated as of May 15, 2001, by and among Sleepmaster L.L.C., a New Jersey limited liability company (the "Company"), Sleepmaster Holdings L.L.C., a New Jersey limited liability company ("Holdings"), Citicorp Venture Capital Ltd., a New York corporation, or its Affiliates or assigns ("CVC"), and PMI Mezzanine Fund, L.P., a Delaware limited partnership or its Affiliates or assigns ("PMI", and, together with CVC, the "Purchasers" and each individually, a "Purchaser"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 1.

                  WHEREAS, the Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, 14% unsecured senior notes in the form attached hereto as Exhibit A (the "Unsecured Notes" and, individually, an "Unsecured Note" and such references also shall include the PIK Interest Notes issued in respect thereof), upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Purchasers desire to purchase from Holdings and Holdings desires to issue and sell to the Purchasers Warrants in the form attached as Exhibit B hereto, upon the terms and subject to the conditions set forth herein.

                  NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 DEFINITIONS; INTERPRETATION.

                  (a) For purposes of this Agreement, the following terms have the indicated meanings:

                  "ADAM WUEST BOND INDENTURE" shall mean that certain Trust Indenture dated as of February 1, 1994 between County of Hamilton, Ohio, as Issuer and The Fifth Third Bank, as Trustee.

                  "ADDITIONAL CREDIT PARTY" shall mean each Person that becomes a Guarantor of the Senior Credit Facility by execution of a Joinder Agreement in accordance with Section 5.10 of the Senior Credit Facility.

                  "AFFILIATE" shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such

Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  "ASSET DISPOSITION" shall have the meaning set forth in the Senior Credit Facility.

                  "BANKRUPTCY CODE" means the United States Bankruptcy Code of 1978 (11 U.S.C.Section 101 et seq.), as amended and in effect from time to time.

                  "BOARD OF ADVISORS" means the board of advisors of the Company or Holdings, as applicable.

                  "CAPITAL LEASE" shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

                  "CAPITAL STOCK" shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  "CASUALTY EVENT" shall mean any theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets.

                  "CHANGE OF CONTROL" shall have the meaning set forth in the Senior Credit Facility.

                  "CLASS A UNITS" means the Company's Class A Common Units and any securities into which such Class A Common Units are hereafter converted or exchanged.

                  "CLASS B UNITS" means the Company's Class B Common Units and any securities into which such Class B Common Units are hereafter converted or exchanged.

                  "CLASS C UNITS" means the Company's Class C Common Units and any securities into which such Class C Common Units are hereafter converted or exchanged.

                  "CLOSING" has the meaning set forth in Section 3.1.

                  "CLOSING DATE" has the meaning set forth in Section 3.1.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMON UNIT" means the Class A Common Units, Class B Common Units and Class C Common Units of Holdings, each having the rights and obligations with respect to such class as set forth in Holdings' Third Amended and Restated Limited Liability Operating

Agreement, dated as of June 30, 2000, as the same may be amended, restated, or otherwise modified from time to time.

                  "COMMONLY CONTROLLED ENTITY" shall mean an entity, whether or not incorporated, which is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group which includes Holdings and which is treated as a single employer under Section 414 of the Code.

                  "COMPANY" has the meaning set forth in the recitals hereof.

                  "COMPANY SUBORDINATED CREDIT AGREEMENT" shall mean the Senior Subordinated Credit Agreement dated as of June 27, 2000 by and among the Company, the guarantors party thereto and Citibank, N.A., as lender.

                  "COMPANY SUBORDINATED NOTES" shall mean those certain 13.4% senior subordinated notes in an aggregate principal amount of $25,000,000 due 2009 of the Company.

                  "CONSOLIDATED EBITDA" shall have the meaning set forth in the Senior Credit Facility.

                  "CONSOLIDATED INTEREST EXPENSE" shall have the meaning set forth in the Senior Credit Facility.

                  "CONSOLIDATED NET INCOME" shall have the meaning set forth in the Senior Credit Facility.

                  "CONSOLIDATION" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

                  "CONTRACTUAL OBLIGATION" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                  "CREDIT DOCUMENTS" shall mean the Senior Credit Facility, each of the Notes, any Joinder Agreement, the Letters of Credit, the LOC Documents, the Reimbursement Agreement and the Security Documents.

                  "CREDIT PARTY" shall mean any of the Company or the Guarantors.

                  "CREDIT PARTY OBLIGATIONS" shall mean, without duplication,
(i) all of the liabilities and obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Senior Agent, whenever arising, under the Senior Credit Facility, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), and

(ii) all liabilities and obligations, whenever arising, owing from any Credit Party to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement.

                  "CRESCENT" shall mean Crescent Sleep Products Company, a North Carolina corporation.

                  "CRESCENT BOND INDENTURES" shall mean (i) that certain Indenture dated as of March 1, 1995 between Crescent and the Iowa Finance Authority in the principal amount of $3,000,000 and (ii) that certain Indenture dated as of March 4, 1999 between Crescent and the Guilford County Industrial Facilities and Pollution Control Financing Authority in the original principal amount of $5,900,000.

                  "DEFAULT" shall mean any of the events specified in Section 10.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ENVIRONMENTAL LAWS" shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

                  "EQUITY ISSUANCE" shall mean any issuance by any Credit Party to any Person which is not a Credit Party of (a) shares of its Capital Stock,
(b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity. The term "Equity Issuance" shall not include (i) any Asset Disposition, (ii) any Debt Issuance, (iii) issuances to members of management pursuant to stock option plans of the Credit Parties as in effect on the Closing Date, or (iv) issuances of equity for all or a portion of the purchase price of Permitted Acquisitions.

                  "EVENT OF DEFAULT" shall mean any of the events specified in
Section 10.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "EXISTING LETTERS OF CREDIT" shall mean that (i) irrevocable direct pay letter of credit No. S532191 issued by First Union to Branch Banking and Trust Company as Credit Facility Trustee pursuant to the Reimbursement Agreement in the amount of approximately $5,980,000 to support the PBBC Industrial Development Bonds, (ii) Irrevocable Letter of Credit No. SM416161 issued by First Union to Fifth Third Bank for the account of Adam Wuest Corporation in the amount of $2,284,425, (iii) Irrevocable Letter of Credit No. SM408849 issued by First Union to Hartz Mountain in the amount of $720,462, (iv) Irrevocable Letter of Credit No. SM413263 issued by First Union to U.S. Bank Trust National Association in the amount of

$3,262,500.00; (v) Irrevocable Letter of Credit No. SM415468 issued by First Union to Bank One Colorado in the amount of $5,999,683.00; (vi) Irrevocable Letter of Credit No. SM415935C issued by First Union to Heller Financial, Inc.; and (vii) Irrevocable Letter of Credit SM410972 issued by First Union National Bank to the East Hempfield Township in the amount of $56,821.

                  "FIRST AMENDMENT" means the Waiver and First Amendment to the Senior Credit Facility, dated as of September 19, 2000.

                  "FISCAL QUARTER" means any fiscal quarter of Holdings, the Company and its Subsidiaries for financial accounting purposes, which Fiscal Quarters end on March 31, June 30, September 30 and December 31 of each calendar year.

                  "FISCAL YEAR" means the fiscal year of Holdings, the Company and its Subsidiaries for financial accounting purposes, which fiscal year ends on December 31 of each calendar year.

                  "GAAP" shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 of the Senior Credit Facility to the provisions of
Section 1.3 of the Senior Credit Facility.

                  "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

                  "GUARANTOR" shall mean (a) Holdings, (b) any of the domestic Subsidiaries identified as a "Guarantor" on the signature pages to the Senior Credit Facility and (c) any Additional Credit Party which executes a Joinder Agreement to the Senior Credit Facility, together with their successors and permitted assigns.

                  "GUARANTY OBLIGATIONS" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                  "HEDGING AGREEMENTS" shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

                  "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption (prior to the Maturity Date) or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

                  "INDENTURE" shall mean that certain Indenture in respect of the Subordinated Notes dated as of May 18, 1999.

                  "INSOLVENCY" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

                  "INCLUDES" AND "INCLUDING" mean includes and including, without limitation.

                  "ISSUING LENDER" shall mean First Union National Bank.

                  "JOINDER AGREEMENT" shall mean a Joinder Agreement executed and delivered by an Additional Credit Party in accordance with the provisions of
Section 5.10 of the Senior Credit Facility.

                  "JOINDERS" means the Registration Rights Joinder and the Securityholders Joinder.

                  "LENDERS" means the Lenders set forth on the signature pages of the Senior Credit Facility.

                  "LIABILITY" means any liability or obligation (whether absolute or contingent, liquidated or unliquidated or due or to become due).

                  "LOAN DOCUMENTS" means all documents and instruments to be executed or adopted by the Company and/or Holdings in connection herewith, including this Agreement, the Unsecured Notes, the Warrants, and the Joinders.

                  "LETTERS OF CREDIT" shall mean (i) the Existing Letters of Credit, and (ii) any new letter of credit issued by the Issuing Lender pursuant to the terms of the Senior Credit Facility, as such Letters of Credit may be amended, modified, extended, renewed or replaced from time to time.

                  "LIEN" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

                  "LOC DOCUMENTS" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

                  "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Unsecured Notes or any other Loan Document, or any Credit Document, or (c) the validity or enforceability of this Agreement, any of the Unsecured Notes any of the other Loan Documents, or any of the Credit Documents or the rights or remedies of the Purchaser, the Senior Agent or the Lenders, as applicable, under each such document.

                  "MORTGAGE INSTRUMENTS" means fully executed and notarized mortgages, deed of trust, or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time.

                  "MULTIEMPLOYER PLAN" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "NOTE" or "NOTES" shall mean the Revolving Notes, the Swingline Note, the Tranche A Term Notes and/or the Tranche B Term Notes, collectively, separately or individually, as appropriate and all other notes issued pursuant to the Senior Credit Facility.

                  "NOTE PLEDGE AGREEMENTS" means the pledge agreement, dated as of the date hereof, by and between CVC, as pledgor, and the Senior Agent, as pledgee, pursuant to which CVC has pledged its Unsecured Note purchased hereunder to the Senior Agent and the pledge agreement, dated as of the date hereof, by and between PMI, as pledgor, and the Senior Agent, as pledgee, pursuant to which PMI has pledged its Unsecured Note purchased hereunder to the Senior Agent, in each case as security for the payment in full of the Credit Party Obligations.

                  "OBLIGATIONS" means (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Unsecured Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company and Holdings under or pursuant to this Agreement, the Unsecured Notes, the Warrants and the other Loan Documents.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

                  "PBBC" shall mean Palm Beach Bedding Company, a Florida corporation and a wholly-owned subsidiary of the Company.

                  "PBBC INDUSTRIAL DEVELOPMENT BONDS" shall mean the Variable Rate Demand Industrial Development Prime Bonds (Palm Beach Bedding Company Project), Series 1996 in the original aggregate principal amount of $7,650,000 issued pursuant to the PBBC Bond Indenture.

                  "PBBC BOND INDENTURE" shall mean that certain Trust Indenture dated as of April 2, 1996, among the Palm Beach County, Florida, as Issuer, Branch Banking and Trust Company, as Credit Facility Trustee and First Union National Bank, as Bond Trustee.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "PERMITTED ACQUISITION" shall have the meaning set forth in the Senior Credit Facility.

                  "PERSON" means any individual, partnership, joint venture, corporation, trust, unincorporated organization or other entity.

                  "PIK SUBORDINATED DEBT" shall mean pay in kind subordinated debt issued by Holdings to Citicorp Mezzanine Partners, L.P. in an aggregate initial amount not exceeding $10,000,000.

                  "PLAN" shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "PLEDGE AGREEMENT" shall mean the Third Amended and Restated Pledge Agreement dated as of the Closing Date to be executed in favor of the Senior Agent by the Company and each of the other Credit Parties, as amended, modified, restated or supplemented from time to time.

                  "PLEDGEE" means the Senior Agent, as pledgee under the Note Pledge Agreements.

                  "PROPERTIES" means the facilities and properties owned, leased or operated by any of the Credit Parties.

                  "RECOVERY EVENT" shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation award resulting from a Casualty Event payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

                  "REGISTRATION RIGHTS AGREEMENT" means the Amended and Restated Registration Rights Agreement dated as of March 3, 1998, by and among Holdings, and certain other securityholders of Holdings, as the same may be amended, restated or modified from time to time, to which the Purchaser has become a party through the execution of a Joinder, dated as of the date hereof in the form of Exhibit C attached hereto (the "Registration Rights Joinder").

                  "REIMBURSEMENT AGREEMENT" shall mean the Reimbursement Agreement, dated as of April 1, 1996 between Palm Beach Bedding Company, a Florida corporation and First Union, as amended by the Amendment to Reimbursement Agreement, dated March 3, 1998, pursuant to which an irrevocable direct pay letter of credit was issued to PBBC to enhance the security and marketability of the PBBC Industrial Development Bonds.

                  "REORGANIZATION" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

                  "REPORTABLE EVENT" shall mean any of the events set forth in
Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. Section 4043.

                  "REQUIRED PURCHASES" shall mean holders of at least 66-2/3% of the outstanding principal amount of the Unsecured Notes.

                  "REQUIREMENT OF LAW" shall mean, as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "RESPONSIBLE OFFICER" shall mean, as to (a) the Company, the President and Chief Executive Officer or the Chief Financial Officer or (b) any other Credit Party, any duly authorized officer thereof.

                  "REVOLVING LOANS" means the revolving credit loans under the Senior Credit Facility.

                  "REVOLVING NOTE" or "REVOLVING NOTES" shall mean the promissory notes of the COMPANY in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e) of the Senior Credit Facility, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                  "REQUIRED LENDERS" has the meaning set forth in the Senior Credit Facility.

                  "SEC" means the Securities and Exchange Commission.

                  "SECOND AMENDMENT" means the Waiver and Second Amendment to the Senior Credit Facility, dated as of the date hereof.

                  "SECURITIES" means the Unsecured Note and the Warrant.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SECURITY AGREEMENT" shall mean the Third Amended and Restated Security Agreement dated as of the Closing Date given by the Company and the other Credit Parties to the Senior Agent, as amended, modified or supplemented from time to time in accordance with its terms.

                  "SECURITY DOCUMENTS" shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments and such other documents executed and delivered in connection with the attachment and perfection of the Senior Agent's security interests and liens arising thereunder, including, without limitation, UCC financing statements.

                  "SECURITYHOLDERS AGREEMENT" means the Amended and Restated Securityholders Agreement dated as of March 3, 1998, by and among Holdings, and certain other securityholders of Holdings, as the same may be amended, restated or modified from time to time, to which the Purchaser has become a party through the execution of a joinder, dated as of the date hereof in the form of Exhibit D attached hereto (the "Securityholders Joinder").

                  "SENIOR AGENT" means First Union National Bank, as administrative agent under the Senior Credit Facility.

                  "SENIOR CREDIT FACILITY" means the Third Amended and Restated Credit Agreement, dated as of June 30, 2000, by and among Holdings, the Company, certain subsidiaries of the Company as guarantors, the Lenders party thereto and the Senior Agent, as a lender and administrative agent, as amended by the First Amendment, as amended by the Second Amendment, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, increased or refinanced from time to time.

                  "SENIOR DEBT DOCUMENTS" means, collectively, the Senior Credit Facility, and all Credit Documents.

                  "SERTA LICENSES" shall mean, collectively, (a) the two Standard License Agreements and the two Memoranda of Agreement, dated January 12, 1995, between the Company and Serta, Inc. covering certain territories in Pennsylvania, New Jersey, New York, Connecticut, Maryland and Delaware, (b) the Standard License Agreement and the Memoranda of Agreement, each dated November 4, 1989 between Palm Beach Bedding Company and Serta Inc. covering a certain territory in Florida, (c) the Standard License Agreement dated November 4, 1989, and the Memoranda of Agreement dated December 1, 1969, between Herr Manufacturing Company and Serta, Inc. covering certain territories in Pennsylvania, New York and New Jersey, (d) the Standard License Agreement and the Memoranda of Agreement, each dated December 1, 1969 between Adam Wuest, Inc. and Serta, Inc., (e) the Standard License Agreement dated November 4, 1989 between Adam Wuest, Inc. and Serta, Inc., (f) the Standard License Agreement and the Memorandum of Agreement, each dated as of December 1, 1998 between Adam Wuest, Inc. and Serta, Inc., (g) Standard Canadian License Agreement dated as of May 18, 1999 between Serta, Inc. and Star Bedding Products Limited, (h) License Agreement and the Memorandum Agreement, each dated December 1, 1969 between Adam Wuest, Inc. and Serta, Inc., (i) Memorandum of Agreement dated December 22, 1983 between Serta, Inc. and Adam Wuest, Inc., (j) License Agreement by and between Serta, Inc. and Simon Mattress Manufacturing Company, dated April 28, 2000, (k) Memorandum of Agreement between Serta, Inc. and Simon Mattress Manufacturing Company dated April 28, 2000, (l) License Agreement by and between Serta, Inc. and Simon Mattress Manufacturing Co., dated November 4, 1989, (m) Memorandum of Agreement between Serta, Inc. and Simon Mattress Manufacturing Company, dated November 4, 1989, (n) License Agreement by and between Serta, Inc. and Simon Mattress Manufacturing Co., dated November 4, 1989, (o) Memorandum of Agreement between Serta, Inc. and Simon Mattress Manufacturing Company dated November 4, 1989, (p) Standard License Agreement and Memorandum of Agreement, each dated March 17, 1998, between Serta, Inc. and the Company (regarding Grovetown, Georgia and related territories); (q) Standard License Agreement and Memorandum of Agreement, each dated March 17, 1998, between Serta, Inc. and the Company (regarding Greensboro, North Carolina and related territories); (r) Standard License Agreement and Memorandum of Agreement, each dated March 17, 1998, between Serta, Inc. and the Company (regarding Clear Lake, Iowa and related territories) and (s) all additional Standard License Agreements and Memoranda of Agreement entered into between any Credit Party and Serta, Inc.

                  "SUBORDINATED DEBT" shall mean (i) the Subordinated Notes,
(ii) the PIK Subordinated Debt, (iii) the Company Subordinated Notes and (iv) any other Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and the Obligations.

                  "STATED MATURITY" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

                  "SUBORDINATED NOTES" means the 11% Senior Subordinated Notes due 2009 originally issued by the Company on May 18, 1999 in an initial aggregate principal amount of $115,000,000, and any notes issued in exchange, substitution or replacement therefor.

                  "SUBSIDIARY" means any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, association or other business entity.

                  "SWINGLINE NOTE" shall mean the promissory note of the Company in favor of the Swingline Lender (as defined in the Senior Credit Facility) evidencing the Swingline Loans (as defined in the Senior Credit Facility) provided pursuant to Section 2.4(d) of the Senior Credit Facility, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                  "TRANCHE A TERM LOAN" shall have the meaning set forth in
Section 2.2(a) of the Senior Credit Facility.

                  "TRANCHE A TERM NOTE" or "Tranche A Term Notes" shall mean the promissory notes of the Company in favor of each of the Lenders evidencing the portion of the Tranche A Term Loan provided pursuant to Section 2.2(d) of the Senior Credit Facility, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

                  "TRANCHE B TERM LOAN" shall have the meaning set forth in
Section 2.3(a) of the Senior Credit Facility.

                  "TRANCHE B TERM NOTE" or "TRANCHE B TERM NOTES" shall mean the promissory notes of the Company in favor of each of the Lenders evidencing the portion of the Tranche B Term Loan provided pursuant to Section 2.3(d) of the Senior Credit Facility, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

                  "WARRANT" means the Common Unit purchase warrants to purchase Class C Common Units to be issued and delivered by Holdings to the Purchasers on the Closing Date substantially in the form of Exhibit B attached hereto and each Common Unit purchase warrant issued and delivered in substitution or exchange therefor.

                                   ARTICLE II
                       ISSUANCE AND SALE OF THE SECURITIES

         2.1 AUTHORIZATION OF THE UNSECURED NOTE AND WARRANT. The Company has authorized the issuance and sale to the Purchasers of the Unsecured Notes in the aggregate principle amount set forth opposite each Purchaser's name on Schedule I hereto and Holdings authorized the issuance and sale to the Purchasers of the Warrants to purchase the number of Class C Common Units set forth opposite such Purchaser's name on Schedule I hereto, which Unsecured Notes and Warrants shall be purchased by each Purchaser on the Closing Date.

         2.2 ISSUANCE, SALE AND DELIVERY OF THE SECURITIES ON THE CLOSING DATE. Pursuant to the terms and conditions set forth in this Agreement on the Closing
Date:

                  (a) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers hereby agrees to purchase from the Company, a Unsecured Note in the aggregate principal amount set forth opposite such Purchaser's name on Schedule I attached hereto.

                  (b) Holdings agrees to issue and sell to each of the Purchasers, and the Purchasers hereby agree to purchase from Holdings, a Warrant to purchase the number of Class C Common Units as set forth opposite such Purchaser's name on Schedule I attached hereto.

                                   ARTICLE III
                                     CLOSING

         3.1 CLOSING. Subject to the terms and conditions contained herein, the closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. on May 15, 2001, at the offices of Kirkland & Ellis, New York, New York or at such other time, place and/or date as shall be agreed upon by the parties hereto. The date upon which the Closing occurs is referred to herein as the "Closing Date."

         3.2 PAYMENT FOR AND DELIVERY OF UNSECURED NOTE AND WARRANT. In furtherance thereof at the Closing, each Purchaser will simultaneously make a wire transfer of immediately available funds to the account or accounts designated in writing by the Company and Holdings in the aggregate amount set forth opposite such Purchaser's name on Schedule I hereto, and the Company will deliver an executed Unsecured Note and Holdings will deliver an executed Warrant to each Purchaser. Holdings and each Purchaser hereby agree that the Warrants have an aggregate value of $5,117.09.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY

                  In order to induce the Purchasers to enter into this Agreement and to purchase the Unsecured Notes and Warrants, each of Holdings and the Company represents and warrants to each Purchaser that:

         4.1 ORGANIZATION AND GOOD STANDING. Each of Holdings and the Company is a limited liability company, duly organized and existing in good standing under the laws of its jurisdiction of organization. Each of Holdings and the Company has the limited liability company power and authority to own its properties and assets and to transact the business in which it is engaged and is duly qualified as a foreign limited liability company and in good standing in all states in which it is required to be so qualified, except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

         4.2 AUTHORIZATION AND POWER. Each of Holdings and the Company, to the extent it is a party thereto, has the limited liability company power and requisite authority, and has taken all limited liability company action necessary, to execute, deliver and perform its obligations under the Loan Documents.

         4.3 NO CONFLICTS OR CONSENTS. The execution, delivery, and performance by each of Holdings and the Company of its obligations under the Loan Documents, the consummation of any of the transactions contemplated thereby, (collectively, the "Transactions"), and compliance with the terms and provisions hereof or thereof will not contravene or conflict with any provision of law to which any of Holdings and the Company is subject or any material judgment, license, order, or permit applicable to any of Holdings and the Company, or any material Contractual Obligations of any of Holdings and the Company, or violate any provision of the certificate of formation or limited liability company agreement of any of Holdings and the Company, which could reasonably be expected, in any case, to have a Material Adverse Effect. No consent, approval, authorization, or order of any Governmental Authority or other Person is required in connection with the consummation of the Transactions, except for such required consents, approvals, and authorizations which (a) have been obtained by the relevant of Holdings and the Company or permanently waived in writing, or (b) the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

         4.4 ENFORCEABLE OBLIGATIONS. The Loan Documents have been duly executed and delivered by each of Holdings and the Company (to the extent such Person is a party thereto) and are, or will be, the legal and binding obligations of each of Holdings and the Company (to the extent such Person is a party thereto), enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency, and similar laws affecting creditors' rights and the application of general rules at equity.

         4.5 NO EVENT OF DEFAULT. No event has occurred and is continuing which constitutes a Default or an Event of Default which has not been waived on or prior to the date hereof.

         4.6 USE OF PROCEEDS; MARGIN STOCK. The proceeds of the issuance and sale of the Unsecured Notes and Warrants purchase will be used solely for the purposes specified herein.

None of such proceeds will be used to, or to reduce or retire any Indebtedness which was originally incurred to, purchase or carry a Margin Stock, or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulations T, U or X. None of Holdings or the Company has taken nor will take any action which might cause any of the Loan Documents to violate Regulations T, U or X, or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 8 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

         4.7 NO FINANCING OF REGULATED CORPORATE TAKEOVERS. No proceeds of the sale of the Unsecured Notes and Warrants will be used to acquire any security in any transaction which is subject to Sections 13 or 14 of the Exchange Act, including particularly (but without limitation) Sections 13(d) and 14(d) thereof.

         4.8 COMPLIANCE WITH LAW. Each of Holdings and the Company is in compliance with all laws, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         4.9 CAPITAL STRUCTURE AND SUBSIDIARIES.

                  (a) As of the Closing Date, the authorized Capital Stock of each of Holdings and the Company is as set forth on Schedule 4.9. Except as set forth on Schedule 4.9, as of the Closing Date, all outstanding shares of each class of such Capital Stock were duly authorized and validly issued, and are fully paid and nonassessable. As of the Closing Date, other than the Warrants or as set forth in Schedule 4.9, there are no outstanding securities, rights, or other agreements of any nature that require any of Holdings or the Company or any of their respective Subsidiaries to issue any of its Capital Stock.

                  (b) Schedule 4.9 sets forth a true and complete list of each Subsidiary of each of Holdings and the Company and each such Subsidiary's jurisdiction of incorporation.

         4.10 INVESTMENT COMPANY ACT. None of the Holdings and the Company is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         4.11 PUBLIC UTILITY HOLDING COMPANY ACT. None of Holdings and the Company is a "holding company", an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.12 FINANCIAL CONDITION. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of each of Holdings and the Company, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each of Holdings and the Company will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of Holdings and the Company will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of Holdings and the Company will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

         4.13 SENIOR DEBT DOCUMENTS. The Company has delivered to the Purchasers true and correct copies of the Senior Debt Documents as in effect on the date hereof. The representations and warranties of the Company contained in the Senior Debt Documents are true and correct in all material respects. There exist no material defaults with respect to the Senior Debt Documents nor any basis for the exercise by any party thereto of any rights of acceleration, cancellation, rescission, or any rights of offset other than defaults which have been waived on or prior to the date hereof.

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each Purchaser, severally and not jointly, hereby represents and warrants to the Company and Holdings as follows:

         5.1 AUTHORIZATION AND ENFORCEABILITY. Such Purchaser has taken all action necessary to permit it to execute and deliver this Agreement and the other Loan Documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and each such other Loan Document and instrument, when duly executed and delivered by such Purchaser, will constitute a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

         5.2 GOVERNMENT APPROVALS. Such Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Authority in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.

         5.3 INVESTMENT INTENT OF PURCHASER. Such Purchaser is acquiring the Securities for its own account, with no present intention of selling or otherwise distributing the same to the public, although such Purchaser's assets remain subject to its right to dispose thereof.

         5.4 STATUS OF SECURITIES. Such Purchaser has been informed by the Company and Holdings that the Securities have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

         5.5 SOPHISTICATION AND FINANCIAL CONDITION OF PURCHASER. Such Purchaser represents and warrants to the Company and Holdings that it is an "Accredited Investor" as defined in Regulation D under the Securities Act and that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Securities.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         6.1 CONDITIONS PRECEDENT FOR THE PURCHASER. The obligation of each Purchaser to purchase the Securities and close the transactions contemplated by the Loan Documents on the Closing Date is subject to the following conditions, unless such conditions are waived by the Required Purchasers.

                  (a) Representations, Warranties and Covenants. The representations and warranties of Holdings and the Company contained herein and in any writing delivered pursuant hereto shall be true and correct as of the Closing. All acts or covenants required hereunder to be performed by Holdings and the Company prior to the Closing shall have been fully performed by it.

                  (b) Litigation. No action, suit, investigation or proceeding shall be pending or threatened before any court or Governmental Authority to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

                  (c) No Material Adverse Effect. No Material Adverse Effect shall have occurred between December 31, 2000 and the Closing Date.

                  (d) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body or any creditors or other third parties required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents shall have been made or obtained and delivered to each Purchaser.

                  (e) Closing Deliveries. The following documents and items shall be delivered to each Purchaser at or prior to the Closing:

                           (i) Evidence acceptable to such Purchaser of the vote
of the Board of Advisors and securityholders of the Company and Holdings, as applicable, approving this Agreement and the other Loan Documents to which such Person is a party and the consummation of the transactions contemplated hereby and thereby;

                           (ii) Fully executed and delivered counterparts of
this Agreement, its Unsecured Note, its Warrant and the Joinders, (in the case of CVC), by the Company and Holdings, as applicable;

                           (iii) The consolidated and consolidating balance
sheet of Holdings and its Consolidated Subsidiaries as of March 31, 2001, and the consolidated and consolidating balance sheets of the Company and its Consolidated Subsidiaries as of March 31, 2001, each in form and substance satisfactory to such Purchaser;

                           (iv) Certificates of a duly authorized officer of the
Company and Holdings dated as of the Closing Date:

                                    (A) stating that the conditions set forth in
Sections 6.1(a), (b) and (c) have been satisfied as of the Closing Date; and

                                    (B) setting forth the resolutions of the
Board of Advisors of Holdings and the Company, as applicable, authorizing (x) the execution and delivery of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended;

                           (v) A reliance letter permitting such Purchaser to
rely on the Opinion of Kirkland & Ellis, dated as of the date hereof, issued to the Senior Agent for the benefit of the Lenders;

                           (vi) Company prepared projections for fiscal year
2001; and

                           (vii) Such other documents relating to the
transactions contemplated hereby as such Purchaser may reasonably request.

                  (f) Expenses. Each Purchaser shall have received all fees and expenses owing pursuant to Section 11.4 hereof.

         6.2 CLOSING DELIVERIES TO THE COMPANY. Each Purchaser will deliver to the Company and Holdings the applicable purchase price for the Securities to be acquired at the Closing by payment by wire transfer of immediately available funds to the account or accounts specified in writing by the Company and Holdings, as set forth in Article III.

         6.3 CONDITIONS PRECEDENT FOR THE COMPANY AND HOLDINGS. The Company's obligation to issue and sell the Unsecured Notes, and Holdings' obligations to issue and sell the Warrants at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) Representations and Warranties. The representations and warranties made by the Purchasers in Article V hereof shall be true and correct in all material respects as of the Closing Date.

                  (b) Consents, Permits, and Waivers. The Company and Holdings shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the other Loan Documents (except for such as may be properly obtained subsequent to the applicable Closing).

                  (c) Issuance Permitted by Applicable Laws. The issuance of the Securities by the Company and Holdings hereunder and the consummation of the transactions contemplated by the other Loan Documents shall not (a) violate any federal or state laws or otherwise, or (b) result in a material breach or default (i) under any of the contractual obligations of the Purchaser, or (ii) under any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator, or commission, board, bureau, agency or other governmental instrumentality.

                  (d) No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any governmental authority or any condition imposed under any federal or state law which, in the reasonable judgment of the Company and Holdings would
(i) prohibit the sale of the Securities or the consummation of the other transactions contemplated hereunder, (ii) subject the Company or Holdings to any penalty if the Securities were to be sold hereunder, or (iii) question the validity or legality of the transactions contemplated hereby.

                  (e) Joinders. CVC shall have executed the Joinders.

                                   ARTICLE VII
                      COVENANTS OF THE COMPANY AND HOLDINGS

         7.1 AFFIRMATIVE COVENANTS. Each of Holdings and the Company covenants and agrees that, until the Unsecured Notes and all other amounts due under this Agreement have been paid in full, in the case of the Company, and so long as any Warrant remains outstanding, in the case of Holdings, Holdings and the Company shall jointly and severally perform all covenants contained in this Section 7.1 unless the Required Purchasers shall otherwise give prior written consent; provided, that so long as the Unsecured Notes are pledged to the Pledgee, the consent of the Required Lenders (and not the consent of the Required Purchasers) shall be required:

                  (a) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry and historical company practice (subject, where applicable, to specified grace periods) all its material obligations (including, without limitation, all taxes) of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Company or any of their Subsidiaries, as the case may be.

                  (b) Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its existence as a corporation or limited liability company, as applicable, and take all reasonable action to maintain all rights, privileges and franchises material to its business; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Maintenance of Property; Insurance.

                           (i) Maintain all material property in good working
order and condition (ordinary wear and tear and obsolescence excepted) and in accordance with past practices;

                           (ii) (A) Maintain such insurance as may be required
by law, by the Senior Credit Facility or otherwise by the Required Purchasers, all to such extent and against such hazards and liabilities, as is maintained by such Person on the Closing Date, (B) maintain a sufficient amount of insurance so that no Credit Party and no Subsidiary of any Credit Party nor the Senior Agent or any Lender or any Purchaser will be considered a co-insurer or co-insurers, (C) with respect to each liability insurance policy (1) cause such policy to provide, pursuant to endorsements in form and substance reasonably satisfactory to the Required Purchasers, that the Purchasers are identified as additional insureds and (2) notify the Purchasers within five (5) days after obtaining any new policy, or increasing coverage under any existing policy, describing in detail in such notice any such new policy or increase; provided that so long as the Unsecured Notes are pledged to the Pledgee, the rights set forth in this clause (C) shall run to the Required Lenders, in the case of rights inuring to the benefit of the Required Purchasers and the Senior Agent, in the case of rights running to the Purchasers, and not to the Required Purchasers or the Purchasers, and (D) with respect to each physical damage or casualty policy and each life insurance policy, (1) cause such policy to provide, pursuant to endorsements in form and substance reasonably satisfactory to the Required Purchasers, that the Purchasers are named as loss payees as to personal property and mortgagees as to real property,
(2) cause such policy to provide, pursuant to endorsements in form and substance satisfactory to the Required Purchasers, that the insurance shall not be invalidated as against the Purchasers by any action or inaction of such Person other than the Required Purchasers, regardless of any breach or violation of any warranty, declaration or condition contained in such policy, (3) as against the Purchasers, the insurers shall waive any rights of subrogation to the extent that the named insured has waived such rights (and each of Holdings and the Company hereby irrevocably and unconditionally waives any right of subrogation against the Purchasers, except for claims arising out of the gross negligence or willful misconduct of the Purchasers), and (4) notify the Purchasers within five
(5) days of obtaining any new policy or increasing coverage under any existing policy, describing in detail in such notice any such new policy or increase; provided that so long as the Unsecured Notes are pledged to the Pledgee, the rights set forth in this clause (D) shall run to the Required Lenders, in the case of rights inuring to the benefit of the Required Purchasers and the Senior Agent, in the case of rights running to the Purchasers, and not to the Required Purchasers or the Purchasers.

                  (d) Inspection of Property; Books and Records; Discussions. Keep proper books of records and account containing entries correct in all material respects and in conformity with GAAP and all material Requirements of Law concerning all dealings and transactions in relation to its businesses and activities, and permit, during regular business hours and upon reasonable notice by any Purchaser, such Purchaser to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Company may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties with officers and employees of the Credit Parties and with its independent certified public accountants; provided, however, that so long as no Default or Event of Default shall have occurred or be continuing, there shall be not more than one visit to or inspection of the properties of the Credit Parties per fiscal quarter of the Company.

                  (e) Notices. Give notice in writing to the Purchasers of:

                           (i) promptly, but in any event within two (2)
Business Days after Holdings or the Company knows or has reason to know thereof, the occurrence of any Default or Event of Default;

                           (ii) promptly, any default or event of default under
any Contractual Obligation of any Credit Party which could reasonably be expected to have a Material Adverse Effect;

                           (iii) promptly, any litigation, or any investigation
or proceeding (including, without limitation, any governmental or environmental proceeding) known to Holdings or the Company, affecting any Credit Party which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

                           (iv) as soon as possible and in any event within
thirty (30) days after Holdings or the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

                           (v) promptly, any other development or event which
could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Company shall specify that such notice is a Default or Event of Default notice on the face thereof.

                  (f) Environmental Laws.

                           (i) Comply in all material respects with, and ensure
compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

                           (ii) Conduct and complete all investigations,
studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings or the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

                           (iii) Defend, indemnify and hold harmless the
Purchasers, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Company or any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Unsecured Notes and all other amounts payable hereunder.

         7.2 NEGATIVE COVENANTS. The financial and negative covenants set forth in the Senior Credit Facility, including the negative covenants contained in
Article VI of the Senior Credit Facility and the financial covenants contained in Section 5.9 of the Senior Credit Facility are hereby incorporated herein by reference, mutatis mutandis, as if such terms were set forth fully herein and shall run to the benefit of the Pledgee for so long as the Unsecured Notes are pledged to the Pledgee. Upon the release of the Unsecured Notes as collateral under the Note Pledge Agreements, the financial and negative covenants in effect immediately prior to such release shall be modified to the extent necessary to apply to the Purchasers and all references to the "Required Lenders" in such covenants shall be deemed references to the "Required Purchasers." For the avoidance of doubt, the Purchasers shall have no rights or remedies under such financial and negative covenants for so long as the Unsecured Notes are pledged to the Pledgee.

         7.3 INFORMATION RIGHTS. The Company shall deliver to (i) each holder of the Unsecured Notes (so long as any Unsecured Notes remain outstanding) and to
(ii) each holder of the Warrants (so long as any Warrants remains outstanding) all of the following:

                  (a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a copy of the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such year, and a copy of the company-prepared balance sheet of Holdings as at the end of such fiscal year and the related statements of income and retained earnings and of cash flows of Holdings for such year, in the case of the statements of the Company and its consolidated Subsidiaries only, audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Purchasers, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification and (ii) company-prepared pro forma statements of income and calculations of Consolidated EBITDA of the Company and its consolidated Subsidiaries for such period (as if each Subsidiary of the Company as of such date were a Subsidiary of the Company as of the first day of such period) in each case, setting forth in comparative form consolidated and consolidating figures for the previous year;

                  (b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the fiscal quarters of the Company (other than at the end of a fiscal year, in which case 90 days after the end thereof), (i) a company-prepared consolidated balance sheet and a company-prepared consolidating balance sheet of the Company and its consolidated Subsidiaries and a company-prepared balance sheet of Holdings as at the end of such period and related company-prepared statements of income and retained earnings and of cash flows for the Company and its consolidated Subsidiaries and Holdings, respectively, for such quarterly period and for the portion of the fiscal year ending with such period, in each case, setting forth in comparative form consolidated and consolidating (in the case of the Company and its Subsidiaries) figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and (ii) company-prepared pro forma statements of income and calculations of Consolidated EBITDA of the Company and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period (as if each Subsidiary of the Company as of such date were a Subsidiary of the Company as of the first day of such period) in each case, setting forth in comparative form consolidated and consolidating figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments);

                  (c) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month (other than (x) at the end of a fiscal quarter, in which case 45 days after the end thereof and (y) at the end of a fiscal year, in which case 90 days after the end thereof), (i) a company-prepared consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period and related company-prepared statements of income and retained earnings and of cash flows for the Company and its consolidated Subsidiaries for such monthly period and for the portion of the fiscal year ending with such period in each case setting forth in comparative form consolidated and consolidating figures for (x) the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments and the absence of footnotes) and (y) the corresponding period or periods of the Company's business plan and (ii) beginning with the period ended September 30, 2000, company-prepared pro forma statements of income and calculations of Consolidated EBITDA of the Company and its consolidated Subsidiaries for such period and for the portion of the fiscal year ending with such period (as if each Subsidiary of the Company as of such date were a Subsidiary of the Company as of the first day of such period), in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments and the absence of footnotes); and

                  (d) Annual Budget Plan. As soon as available, but in any event within thirty (30) days after the end of each fiscal year, a copy of the detailed annual budget or plan of the Company for the next fiscal year on a month-by-month basis, in form and detail reasonably acceptable to the Required Purchasers, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

                  all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments and, with respect to the monthly financial statements, the absence of footnotes) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3 of the Senior Credit Facility.

                  (e) Certificates; Other Information. Furnish to each of the
Purchasers:

                           (i) concurrently with the delivery of the financial
statements of the Company referred to in Section 7.3(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                           (ii) concurrently with the delivery of the financial
statements of Holdings and the Company referred to in Sections 7.3(a), 7.3(b) and 7.3(c) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include (except in the case of those statements delivered only pursuant to Section 7.3(c)) the calculations in reasonable detail required to indicate compliance with Section 5.9 of the Senior Credit Facility as of the last day of such period;

                           (iii) promptly after the same are sent, copies of all
reports (other than those otherwise provided pursuant to Section 7.3 and those which are of a promotional nature) and other financial information which the Company sends to its members, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports which the Company may make to, or file with the SEC or any successor or analogous Governmental Authority;

                           (iv) within ninety (90) days after the end of each
fiscal year of the Company, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and a calculation of Excess Cash Flow and amounts received in connection with any Recovery Event during the prior fiscal year;

                           (v) promptly upon receipt thereof, a copy of any
other report or "management letter" submitted by independent accountants to the Company or any other Credit Party in connection with any annual, interim or special audit of the books of such Person;

                           (vi) within ninety (90) days after the end of each
fiscal year of the Company a certificate signed by the chief financial officer of the Company that summarizes the insurance policies, including, without limitation, key-man life insurance, if requested by any Purchaser, carried by the Company and each Subsidiary of the Company (such certificate to be in form and substance reasonably satisfactory to Purchasers), and written notification 30 days prior to any cancellation or material change of any such insurance by the Company or any Subsidiary, as the case may be, within 10 days after receipt of any notice (whether formal or informal) of cancellation, reduction in coverage, shortening of policy period or material adverse change by any of such Person's insurers;

                           (vii) within ten (10) Business Days after each
anniversary of the Closing Date, a complete list of the officers and directors (or members of the board of advisors or other similar governing body) of the Company, and within fifteen (15) Business Days after any change in the information provided pursuant to the foregoing clause, written notice of such change;

                           (viii) within thirty (30) days after the filing
thereof, copies of all income tax returns filed by Holdings with any Federal or state taxing authority and within thirty (30) days after receipt thereof by the Company, evidence of payment of property taxes by the Company; and

                           (ix) promptly, such additional financial and other
information regarding the business, properties, prospects or financial condition of the Company as any Purchaser may from time to time reasonably request or as may be delivered to the Senior Agent or the Lenders pursuant to the Senior Credit Facility.

         7.4 RESERVATION OF COMMON STOCK. Holdings shall at all times reserve and keep available out of its authorized but unissued units of Common Units, solely for the purposes of issuance upon conversion of the Warrant, such number of units of Common Units as are issuable upon the conversion of all outstanding units of the Company's securities. All units of Common Units which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, liens and charges. Holdings shall take all such actions as may be necessary to assure that all such units of Common Units may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which units of Common Units may be listed (except for official notice of issuance which shall be immediately transmitted by Holdings upon issuance).

         7.5 USE OF PROCEEDS. The Company shall not use the proceeds from the sale of the Unsecured Notes and Holdings shall not use the proceeds from the sale of the Warrants other than for the repayment of $15.0 million of existing indebtedness under the Senior Credit Facility to be applies as follows: (i) $5.0 million will be applied ratably to reduce the Tranche A Term Loan and Tranche B Term Loan and (ii) $10.0 million be applied to pay down the Company's revolving line of credit;

         7.6 BEST EFFORTS; FURTHER ASSURANCES. Each of the Company and Holdings shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to fulfill all of the conditions set forth herein.

                                  ARTICLE VIII
                                    SURVIVAL

         8.1 SURVIVAL. The representations and warranties of the parties hereto contained herein, or in any writing delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 INDEMNIFICATION. In consideration of each Purchaser's execution and delivery of this Agreement and acquisition of the Securities hereunder and in addition to all of Holdings and the Company and its Subsidiaries other obligations under this Agreement, each of Holdings and the Company and its Subsidiaries shall, jointly and severally, defend, protect, indemnify and hold harmless each Purchaser, each other holder of Securities and all of their Affiliates, officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Purchaser Indemnitees") and the Pledgee and all of its Affiliates, officers, directors, employees and agents (collectively, the "Pledgee Indemnitees" and, together with the Purchaser Indemnitees, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and attorneys' fees and expenses) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the breach of any representation or warranty contained in any agreement relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Unsecured Notes and the Warrants, (b) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees or (c) resulting from any breach of any representation, warranty, covenant or agreement made by the Company or Holdings herein or in any other Loan Document; provided that for so long as the Unsecured Notes are pledged to the Pledgee, the indemnification obligations of the Company shall run solely to the Lenders and the Purchaser Indemnitees shall not be entitled to indemnification hereunder. Each of Holdings, the Company and its Subsidiaries shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred; provided that for so long as the Unsecured Notes are pledged to the Pledgee, the indemnification obligations of the Company shall run solely to the Lenders and the Purchaser Indemnitees shall not be entitled to indemnification hereunder. To the extent that the foregoing undertaking by Holdings, the Company and its Subsidiaries may be unenforceable for any reason, each of Holdings, the Company and its Subsidiaries shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         9.2 NOTICE AND DEFENSE OF CLAIMS. Any Purchaser if entitled to indemnification pursuant to this Article IX shall give notice to the Company promptly after such Purchaser has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Company or Holdings, as applicable, to assume the defense of any such claim or any litigation resulting therefrom; provided, that for so long as the Unsecured Notes are pledged to the Pledgee, the Pledgee shall be entitled to assume such defense in lieu of the Company or Holdings, as applicable. Notwithstanding the foregoing, the Company, Holdings or any such Purchaser may participate, as applicable, in such defense at its expense. Neither the Company nor Holdings, as applicable, in the defense of any such claim or litigation, shall, except with the consent of any Purchaser entitled to indemnification under this Article IX, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Purchaser of a release from all liability with respect to such claim or litigation; provided, that for so long as the Unsecured Notes are pledged to the Pledgee, the consent of the Pledgee (and not the consent of the Purchasers) shall be required for such consent to entry of any judgment or entry into any settlement. Each Purchaser shall furnish such information regarding itself or the claim in question as the Company or Holdings, as applicable, may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                                   ARTICLE X
                                EVENTS OF DEFAULT

         10.1 EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default", whatever the reason for such event and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

                  (a) Failure To Make Payments When Due. The Company shall fail to pay any principal of any Unsecured Note when due in accordance with the terms hereof; or the Company shall fail to pay any interest on any Unsecured Note or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days; or

                  (b) Default in Other Agreements. Any Credit Party shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Unsecured Notes) in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default (after giving effect to any applicable period of grace) in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its Stated Maturity; or

                  (c) Breach of Certain Covenants and Agreements. (i) Any of Holdings and the Company shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 7.3(a) or Section
7.2 hereof; or (ii) any of Holdings and the Company shall fail to comply with any other covenant, contained in this Agreement or the other

Loan Documents (other than as described in Sections 10.1(a) or 10.1(c)(i) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

                  (d) Breach of Warranty. Any representation or warranty made or deemed made herein, or in any of the other Loan Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been false, misleading or incorrect in any material respect on or as of the date made or deemed made; or

                  (e) Bankruptcy; Appointment of Receiver, Etc. (i) Any Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (f) Judgments and Attachments. One or more judgments or decrees shall be entered against any Credit Party involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $750,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 10 days from the entry thereof; or

                  (g) Agreements. Any material provision of any Loan Document shall cease to be a valid and binding obligation against the Company or Holdings or the Company or Holdings shall so state in writing; or

                  (h) Change of Control. There shall occur a Change of Control;
or

                  (i) Serta Licenses. Any Serta License is terminated, assigned or deemed assigned;

                  (j) Bond Defaults. An event of default occurs under (i) the PBBC Bond Indenture or any of the other "Bond Documents" (as such term is defined therein), (ii) the Adam Wuest Bond Indenture or any of the other documents related thereto or (iii) the Crescent Bond Indentures or any of the other documents related thereto; or

                  (k) Governmental Authority. (i) Any Governmental Authority with applicable jurisdiction determines that the Purchasers or the Lenders are not holders of Senior Indebtedness (as defined in the Indenture, the Subordinated Credit Agreement and/or the Company Subordinated Credit Agreement) or (ii) the subordination provisions of the Subordinated Notes, the Company Subordinated Notes or the PIK Subordinated Debt shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of the Subordinated Notes, the Company Subordinated Notes or the PIK Subordinated Debt, as applicable; or

                  (l) Other Defaults, Subordination. Any default shall occur under the Senior Credit Facility or under the Subordinated Debt or any of the other documents evidencing the same and shall not be remedied or waived within the applicable period of grace or the Subordinated Debt shall cease for any reason to be validly subordinated to the Credit Party Obligations as provided in the Subordinated Debt or the Obligations or any of the other documents evidencing the same, or any Credit Party or any Affiliate of any Credit Party shall so assert.

         10.2 REMEDIES ON DEFAULT. Upon the occurrence and continuation of any Event of Default (i) described in the foregoing Section 10.1(e) (but expressly excluding the other Events of Default in this Article X), the unpaid principal amount of and accrued interest on the Unsecured Notes shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the obligations of each Purchaser hereunder shall thereupon terminate, and (ii) any other Event of Default, the Required Purchasers may, by written notice to the Company, declare the Unsecured Notes to be, and the same shall forthwith become, due and payable, as specified below, together with accrued interest thereon and the obligations of each Purchaser hereunder shall thereupon terminate; provided, that for so long as the Unsecured Notes are pledged to the Pledgee, such remedies set forth above in (ii) may be exercised by the Pledgee and shall, at the request of the Required Lenders, be exercised by the Pledgee and no Purchaser shall be entitled to exercise any rights or remedies set forth herein.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of the Unsecured Notes or the Warrants. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

         11.2 ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings (including, without limitation, the draft term sheet.

         11.3 NOTICES. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person,
(ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven
(7) days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

           If to the Company or Holdings:

                     Sleepmaster L.L.C.
                     2001 Lower Road
                     Linden, NJ  07036
                     Telecopy:  (732) 381-7391
                     Attention: Chief Executive Officer

           with a copy to (which shall not constitute notice to the Company):

                     Kirkland & Ellis
                     153 East 53rd Street
                     New York, NY  10022-4675
                     Telecopy:  (212) 446-4900
                     Attention: Kimberly P. Taylor

           If to CVC:

                     Citicorp Venture Capital Ltd.
                     399 Park Avenue
                     14th Floor
                     New York, NY  10043
                     Telecopy:  (212) 888-2940
                     Attention: John Weber

           with a copy to (which shall not constitute notice to CVC):

                     Kirkland & Ellis
                     153 East 53rd Street
                     New York, New York  10022
                     Telecopy:  (212) 446-4900
                     Attention: Kimberly P. Taylor

           If to PMI:

                     Pacific Mezzanine Investors
                     610 Newport Center Drive
                     Suite 1100
                     Newport Beach, CA 92660
                     Telecopy:  (714) 721-5446
                     Attention: Robert Bartholomew

           with a copy to (which shall not constitute notice to PMI):

                     Pacific Mezzanine Fund, L.P.
                     610 Newport Center Drive
                     Suite 1100
                     Newport Beach, CA 92660
                     Telecopy:   (949) 720-4222
                     Attention: Richard Kim

                     BROBECK, PHLEGER & HARRISON LLP
                     550 South Hope Street
                     Los Angeles, CA  90071-2604
                     Telecopy:  (213) 239-1324
                     Attention: John Hilson

         11.4 PURCHASER FEES AND EXPENSES. Each of Holdings and the Company agrees to pay, and hold the Purchasers and the Pledgee harmless against liability for the payment of:

                  (a) the reasonable fees and expenses of each Purchaser's counsel arising in connection with the negotiation and execution of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby which shall be payable at the Closing;

                  (b) the reasonable out-of-pocket expenses incurred by each Purchaser or on its behalf in connection with each Purchaser's due diligence review of each of Holdings and the Company;

                  (c) the reasonable out-of-pocket expenses (including attorneys fees) incurred following the date hereof with respect to the enforcement of the rights granted under this Agreement, and the other Loan Documents; and

                  (d) the reasonable fees and expenses (including attorneys fees) incurred following the date hereof with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the Loan Documents.

         11.5 AMENDMENT AND WAIVER. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company, Holdings and the Required Purchasers; provided that, for so long as the Unsecured Notes are pledged to the Pledgee, an amendment shall also require the consent of the Required Lenders. Except as otherwise expressly set forth herein, any failure of the Company or Holdings to comply with any provision hereof may only be waived in writing by the Required Purchasers (provided, that for so long as the Unsecured Notes are pledged to the Pledgee, the consent of the Required Lenders shall also be required for any such waivers), and any failure of any holder of any Unsecured Notes to comply with any provision hereof may only be waived in writing by the Company. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action. Notwithstanding any provisions to the contrary above, no such modification, amendment or waiver shall be effective without the consent of the holder (provided, that for so long as the Unsecured Notes are pledged to the Pledgee, the consent of the Required Lenders shall also be required for any such modification, amendment or waiver) of an Unsecured Note if such modification, amendment or waiver would (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on the Unsecured Note; (ii) reduce the principal amount of, or the premium or interest on the Unsecured Note; (iii) change the place or currency of payment of principal of, or premium or interest on the Unsecured Note; (iv) modify the seniority or collateral provisions in a manner adverse to the holders of the Unsecured Notes.

         11.6 CONSENTS. Following the Closing Date, any provision herein (other than Sections 10.2(i) and 11.5) (i) requiring the consent or approval of the Purchaser(s), the Required Purchasers or the holder(s) of the Unsecured Note(s), as applicable, or (ii) providing that the Purchaser(s), the Required Purchasers or the holder(s) of the Unsecured Note(s), as applicable, must be satisfied in their discretion, or (iii) permitting the Purchaser(s), the Required Purchasers or the holder(s) of the Unsecured Notes, as applicable, to take any action shall be deemed to require the consent or approval of the Pledgee or provide that the Pledgee must be satisfied in its discretion or permit the Pledgee to take any action, as applicable, in lieu of the consent or approval of the Purchaser(s), the Required Purchasers or the holder(s) of Unsecured Notes, as applicable, for so long as the Unsecured Notes are pledged to the Pledgee.

         11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         11.8 HEADINGS. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

         11.9 SPECIFIC PERFORMANCE. The Company and Holdings on the one hand, and the Purchasers, on the other hand, acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

         11.10 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

         11.11 GOVERNING LAW. THE LIMITED LIABILITY COMPANY LAW OF NEW JERSEY GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF HOLDINGS,

THE COMPANY AND THEIR SECURITYHOLDERS. ALL OTHER QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         11.12 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY, HOLDINGS AND THE PURCHASER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

         11.13 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         11.14 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                    * * * * *

                           [SIGNATURE PAGES TO FOLLOW]

                     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date first above written.

                                SLEEPMASTER L.L.C.


                                By: /s/ James P. Koscica
                                    ------------------------------
                                          Name:  James P. Koscica
                                          Title: Executive Vice President





                                SLEEPMASTER HOLDINGS L.L.C.


                                By: /s/ James P. Koscica
                                    -------------------------------------
                                          Name:  James P. Koscica
                                          Title: Executive Vice President





                                CITICORP VENTURE CAPITAL LTD.


                                By: /s/ John Weber
                                   ----------------------------
                                          Name:  John Weber
                                          Title: Vice President


                                PMI MEZZANINE FUND, L.P.


                                By:       Pacific Mezzanine Investors, LLC
                                Its:      General Partner


                                          By: /s/ Robert Bartholomew
                                              ----------------------
                                                     Name:  Robert Bartholomew
                                                     Title:

                                   SCHEDULE I
                                       TO
                THE UNSECURED SENIOR NOTE AND PURCHASE AGREEMENT


                                     Principal          Cash Purchase Price
                                Amount of Unsecured     for Unsecured Notes       Number of Class C            Warrant
          Purchasers                   Notes                and Warrants            Common Units           Certificate No.
          ----------            -------------------     -------------------       -----------------        ---------------
Citicorp Venture Capital Ltd.       $10,651,500              $10,651,500              3,670.35                   W-2
PMI Mezzanine Fund, L.P.              4,348,500                4,348,500              1,498.43                   W-3